                                                                      Exhibit 99.1

West Appoints Chief Operating Officer

LIONVILLE, Pa., July 28 /PRNewswire-FirstCall/ -- West Pharmaceutical Services, Inc. (NYSE: WST) today announced the appointment of Matthew T. Mullarkey to the position of Chief Operating Officer. Mr. Mullarkey , 46, was previously Chief Executive Officer and President of Impact Materials Group of Cleveland, OH, a privately owned engineered materials business. He succeeds Steve Ellers, 57, West's current Chief Operating Officer, who will remain President of the Company through a transition period and his planned retirement in 2010. The transfer of management responsibilities will commence immediately.

"I am very pleased to find an executive of Matt's caliber for this critical position and to be able to afford him the opportunity to benefit from Steve's extensive experience during the transition period," said Donald E. Morel, Jr., Ph.D., West's Chairman and Chief Executive Officer. "His management of multi-national operations in different industries, including healthcare and rubber manufacturing, and incorporating new product, process and information technologies should fit in very well with our global operations and strategic objectives."

Prior to joining Impact Materials Group, Mr. Mullarkey worked in senior executive and consulting capacities, including most recently as Group Vice President, Global Operations at Invacare Corporation, a multi-national manufacturer and distributor of home medical equipment and disposables, and at Delco Remy International, Inc., a multi-national automotive original equipment manufacturer, Cambridge Management Consulting and Michelin Tire Group. He is an engineering graduate of the United States Military Academy and holds an MS in systems management and an MBA.

"Steve Ellers has a broad knowledge base to share with Matt and will transfer responsibility for the Company's several business units to him over the next two quarters," said Dr. Morel. "Steve's contributions have been invaluable during his tenure as head of operations, a period of tremendous growth and profitability for West. His leadership in seeing that this transition goes as smoothly as possible is another example of his continuing commitment to the Company, its employees and customers."

Mr. Ellers joined West in 1983 as an analyst in international operations and held senior management positions in operations, sales and finance prior to becoming Chief Operating Officer and President in 2005.

About West

West is a global manufacturer of components and systems for injectable drug delivery, including stoppers and seals for vials, and closures and disposable components used in syringe, IV and blood collection systems. The Company also provides products with application to the personal care, food and beverage markets. Headquartered in Lionville, Pennsylvania, West supports its partners and customers from 50 locations throughout North America, South America, Europe, Mexico, Japan, Asia and Australia. For more information, visit West at www.westpharma.com.

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